                                                                     EXHIBIT 2.2





                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER


                                     AMONG

                         THE JOSEPH STEVENS GROUP, INC.
                         THE JOSEPH STEVENS GROUP, LLC

                                      AND

                            800 TRAVEL SYSTEMS, INC.



List of Exhibits:

Exhibit "A":     List of Assets
Exhibit "B":     Note to Joseph Stevens Group, LLC, and Assumed Liabilities
Exhibit "C":     Indemnity and Release Agreement
Exhibit "D":     Release Agreement
Exhibit "E":     Promissory Note
Exhibit "F":     Escrow Agreement
Exhibit "F-1":   Interim Operating Agreement
Exhibit "G":     Security Agreement, Memorandum of Security Agreement and UCC-1
Exhibit "G-1""   List of Put Assets and Liabilities
Exhibit "H":     Telephone Transfer Documents

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER


         THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of November 11, 1996, among THE JOSEPH STEVENS GROUP, LLC (the "Selling Shareholder"), a California limited liability company; The Joseph Stevens Group, Inc. ("Stevens"), a California corporation, and 800 TRAVEL SYSTEMS, INC. ("Travel Systems"), a Delaware corporation. For purposes hereof, Stevens and Travel Systems are sometimes hereinafter referred to as the "Constituent Corporations."

                              BACKGROUND STATEMENT

         The parties hereto are parties to that certain Agreement and Plan of Merger dated November 11, 1996, as amended by that certain Amendment Agreement dated March 31, 1997 among such parties (together, the "Original Agreement"). The purpose of this Agreement is to amend and restate the Original Agreement in its entirety. This Agreement shall supersede the Original Agreement in all respects and for all purposes. Except as otherwise provided in Article XV-A hereof, this Agreement shall be deemed effective as of November 11, 1996.

                              W I T N E S S E T H:

         WHEREAS, the Selling Shareholder owns all of the issued and outstanding shares of Stevens, which is engaged primarily in the telemarketing travel business providing reservation services for domestic and international flights under the mark "Fly 4 Less" (the "Business").

         WHEREAS, the Boards of Directors of Stevens and Travel Systems deem it advisable that Stevens be merged with and into Travel Systems pursuant to this Agreement and the applicable provisions of the laws of the States of California and Delaware (such transaction being hereinafter referred to as the "Merger"); and

         WHEREAS, the Boards of Directors of Stevens and Travel Systems deem the Merger advisable and in the best interests of each such entity and their respective shareholders and the Boards of Directors of Stevens and Travel Systems have approved the Merger.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

         Upon the terms and subject to the conditions set forth herein, Stevens shall merge with and into Travel Systems upon the filing of Articles of Merger with the Department of State of the State of Delaware in accordance with the laws of the State of Delaware and the filing of a Certificate of Merger with the Secretary of State of the State of California (such time of filing hereinafter referred to as the "Effective Time"), with Travel Systems being the corporation surviving the Merger (the "Surviving Corporation") as a corporation organized and existing under the laws of the State of Delaware.

                                   ARTICLE II

                         CERTAIN RESULTS OF THE MERGER

         1. Succession By Surviving Corporation. Upon the Merger becoming effective and by virtue thereof:

                 (a) Stevens and Travel Systems shall become and be a single corporation, with Travel Systems as the Surviving Corporation, and the separate corporate existence of Stevens shall cease.

                 (b) Travel Systems shall, in addition to all rights, privileges, powers and properties vested in it prior to the Merger, succeed to and possess, as a result of the Merger, all rights, privileges, powers, immunities and properties (whether real, personal or mixed) of Stevens, and such rights, privileges, powers, immunities and properties shall be vested in it without further act or deed.

                 (c) All rights of creditors and all liens upon any property of the Constituent Corporations shall be preserved unimpaired; Travel Systems, as the Surviving Corporation, shall be subject to all the restrictions, disabilities and duties existing immediately prior to the Merger with respect to Stevens; and all of the debts, liabilities and obligations of the Constituent Corporations existing immediately before the Merger shall thenceforth attach to the Surviving Corporation and may be enforced against the Surviving Corporation to the same extent as if said debts, liabilities and obligations had been incurred or contracted by the Surviving Corporation; provided, however, that nothing herein is intended to or shall extend or enlarge any obligation or the lien of any indenture, agreement or other instrument executed or assumed prior to the Merger.

         2. Articles of Incorporation, By-Laws and Officers and Directors of Surviving Corporation. Upon the Merger becoming effective:

                 (a) The Articles of Incorporation of Travel Systems in effect immediately prior to the Merger becoming effective shall be the Articles of Incorporation of the Surviving Corporation until amended in the manner provided by law.

                 (b) The Bylaws of Travel Systems in effect immediately prior to the Merger becoming effective shall be the Bylaws of the Surviving Corporation until amended in the manner provided by law, the Articles of Incorporation of the Surviving Corporation and said bylaws.

                 (c) After the Effective Time, the directors of the Surviving Corporation shall be the directors of Travel Systems, and they shall hold office until their successors have been duly elected and have qualified in the manner provided by law and the bylaws of the Surviving Corporation. The officers of the Surviving Corporation after the Effective Time shall be the officers of Travel Systems, and they shall hold office until new officers are duly appointed by the Board of Directors.

                                  ARTICLE III

                          EFFECT OF MERGER UPON ISSUED
                       SHARES OF CONSTITUENT CORPORATIONS

         1. Stock of Acquisition. At the Effective Time, all of the shares of the capital stock of Stevens issued and outstanding immediately prior to the Effective Time shall be converted into and become shares of the voting common stock of Travel Systems (the "Travel Stock"), as provided in subsection 2., below. Each share of such voting common stock of Travel Systems issued pursuant to this section shall be fully paid and nonassessable and shall be registered under the Securities Act of 1933, as amended (the "1933 Act") pursuant to a registration statement filed with, and declared effective by, the U.S. Securities and Exchange Commission (the "SEC").

         2. Number of Shares to be Issued. At the Effective Time, the parties agree that Travel System shall issue and deliver to the Selling Shareholder the greater of (i) 300,000 shares of Travel Stock or (ii) that number of shares of Travel Stock having an aggregate value of $1,500,000, using the IPO Opening Price (defined in Article IX below) in calculating the per share value of the Travel Stock at the Effective Time (as applicable, the "Initial Travel Shares").

                                   ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDER

         The Selling Shareholder hereby represents and warrants to Travel Systems as follows:

         1. Organization and Standing: Authority. Stevens is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California. Stevens has full power and authority to carry on its business as a corporation and to own, hold and operate its properties and assets, and to enter into this Agreement and to consummate the transactions contemplated herein. Stevens has full power and authority to execute, deliver, and perform this Agreement in accordance with its terms, and this Agreement constitutes a valid and binding obligation of Stevens and is enforceable in accordance with its terms.

         2. Capital Stock. Stevens' authorized capital stock consists solely of 20 million shares of common stock, no par value, of which 1,760,000 shares are issued and outstanding. All the issued and outstanding shares of such common stock are validly issued, fully paid and non-assessable. Immediately prior to the Effective Time there will be 1,760,000 shares of the capital stock of Stevens issued and outstanding, all of which shall be owned by the Selling Shareholder, free and clear of all liens, security interests, adverse claims, demands and encumbrances of every kind and nature. No warrants, options, or other such rights to purchase or subscribe for additional shares of the capital stock of Stevens shall be outstanding at the Effective Time. Stevens has no commitment to issue or sell any of its capital stock or any securities or obligations convertible into, or exchangeable for, Stevens' capital stock. No shares of Stevens capital stock has or is entitled to preemptive rights.

         3. Due Execution. The execution, delivery, and performance of this Agreement has been duly authorized by the Selling Shareholder and by the Board of Directors of Stevens. The performance and observance of and compliance with the terms and provisions hereof by said parties will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under the Articles of Incorporation or By-laws of Stevens or the Articles of Organization or Operating Agreement of the Selling Shareholder, or any agreement, indenture, deed of trust, instrument, judgment, obligation, order or decree to which Stevens or Selling Shareholder is a party or by which Stevens or Selling Shareholder may be bound or affected.

         4. Financial Statements. All financial statements furnished by Stevens to Travel Systems have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis, and fairly present the financial position and the profit and loss of Stevens as provided therein.

         5. No Subsidiaries. Stevens has no equity interest in any corporation, partnership, joint venture, trust or other entity and has entered into no binding agreements to obtain any such equity interest.

         6. Assets and Properties. At the Effective Time, Stevens will have good and marketable title in and to the assets described on Exhibit "A" hereto (together, the "Assets"), and all of the Assets shall be free and clear of all liens, security interests, adverse claims, limitations, restrictions, demands and encumbrances, of every kind and nature. Before the Effective Time, Stevens will have sold or otherwise transferred all of its other assets not included in Exhibit "A" hereto to others, including but not limited to the Selling Shareholder, in exchange for the assumption of all of Stevens' liabilities to such persons and entities, except for the JSG Debt (defined below) and other liabilities specifically assumed and identified on Exhibit "B."

         7. No Debts, Obligations or Agreements. Except as provided below, and as identified on attached Exhibit "B" hereto at the Effective Time, Stevens shall have no outstanding debts, liabilities, obligations or contractual commitments of any kind or nature. Without limiting the generality of the foregoing, Stevens shall, at the Effective Time, have no outstanding liability to any person or entity for any payroll expense, vacation expense, sick pay expense, employee or dependent medical expense or contribution, pension or profit sharing plan contribution or expense or employment tax, incurred or accrued at any time prior to the Effective Time; provided, however, that, as the sole exception to the foregoing, Stevens shall be indebted to the Selling Shareholder at the Effective Time in an amount not to exceed $650,000 (the "JSG Debt"), which indebtedness shall be due and payable not later than the closing date of the IPO and evidenced by a promissory note in the form of Exhibit "B-1" hereto, to be executed and delivered by Stevens immediately prior to the Effective Time.

         8. Operations. At the Effective Time (and without limiting any other warranties and representations set forth herein):

                 (a) Stevens will not be a party to any employment agreement or contract; and

                 (b) Stevens will be in full compliance with all applicable laws, regulations and ordinances.

         9. Litigation. There are (and, at the Effective Date, there will be) no actions, suits, proceedings or investigations at law or in equity pending, or to the knowledge of the Selling Shareholder, directly or indirectly threatened against Stevens by or before any federal, state, municipal or other governmental department, commission, board, agency or instrumentality.

         10.     ERISA.  Stevens has no employee benefit plans as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

         11.     Taxes.

                 (a) Returns and Payment of Taxes. All tax returns required to be filed on or prior to the Effective Time by Stevens have been or prior to the Effective Time will have been filed; and all taxes shown to be due and payable on such returns, all other taxes, duties and governmental charges payable by Stevens, and all deficiencies, assessments, penalties and interest relating thereto that are accrued or due and payable at or before the Effective Time, will have been paid by Stevens at or before the Effective Date.

                 (b) Withholding of Taxes. There has been withheld or collected from each payment made to each employee of Stevens the full amount of all taxes (including without limitation federal income taxes, Federal Insurance Contributions Act taxes and state and local income, payroll and wage taxes) required to be withheld or collected therefrom and the same have been (or will timely be) paid to the proper tax depositories or collecting authorities.

         12. Trademark. The Trademark (as defined in Exhibit "A" hereto) is duly registered exclusively in the name of Stevens with the U.S. Patent and Trademark Office, as Reg. No. 1,662,796, and the Trademark and related registration are free and clear of all liens, encumbrances, restrictions and adverse claims of any kind or nature.

         13. Phone Number. Stevens has the sole and exclusive rights to the telephone number "1-800 359-4537" in the United States of America, and such rights are free and clear of all liens, restrictions, limitations, adverse claims, demands and encumbrances, of every kind and nature, subject only to regulatory restrictions. Stevens is (and will, through the Effective Time, continue to be) in full compliance with all documents and agreements relating to its acquisition, ownership and/or utilization of such number.

         14. No Material Changes. From the date hereof until the Effective Time there shall be no material change in the assets, liabilities, business, or financial condition of Stevens, except as provided in the Interim Operating Agreement (as defined in Article XIII) and as except as otherwise provided or contemplated herein.

                                   ARTICLE V

                           TRAVEL SYSTEMS' WARRANTIES
                 AND REPRESENTATIONS TO THE SELLING SHAREHOLDER

         1. Corporate Organization and Authority. Travel Systems is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as now conducted and enter into and perform its obligations under this Agreement. Travel Systems' execution, delivery and performance of this Agreement and its acquisition of the capital stock of Stevens hereunder have been duly authorized by all requisite corporate action on the part of Travel Systems, and this Agreement constitutes, and all agreements and other instruments and documents to be executed and delivered by Travel Systems hereunder will constitute, Travel Systems' legal, valid and binding obligations, enforceable against Travel Systems in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and principles of equity. Travel Systems is duly qualified to do business in the State of Florida and, prior to undertaking obligations under the Interim Operating Agreement will be qualified to do business in the State of California.

         2. Absence of Conflicts and Consent Requirements. Travel Systems' execution and delivery of this Agreement and performance of its obligations hereunder, including the purchase of and payment for the capital stock of Stevens hereunder, do not and will not conflict with, violate or result in any default under Travel Systems' articles of incorporation or bylaws or any mortgage, indenture, agreement, instrument or other contract to which Travel Systems is a party or by which Travel Systems or its property is bound, nor will they violate any judgment, order, decree, law, statute, regulation or other judicial or governmental restriction to which Travel Systems is subject. Travel Systems' execution and delivery of this Agreement and performance of its obligations hereunder, including the purchase of and payment for the capital stock of Stevens hereunder, do not and will not require the consent of, or any prior filing with or notice to, any governmental authority or other third party, except as contemplated hereby.

         3. Absence of Litigation. Except as disclosed in writing to Stevens, no claim, action, proceeding or investigation is pending or, to the knowledge of Travel Systems, threatened against Travel Systems or its business.

         4. Financial Statements. All financial statements furnished by Travel Systems to the Selling Shareholder have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis, and fairly present the financial position and the profit and loss of Travel Systems as provided therein.

         5.      Taxes.

                 (a) Returns and Payment of Taxes. All tax returns required to be filed on or prior to the Effective Time by Travel Systems has been or prior to the Effective Time will have been filed; and all taxes shown to be due and payable on such returns, all other taxes, duties and governmental charges payable by Travel Systems, and all deficiencies, assessments, penalties and interest relating thereto due and payable on or before the Effective Time, will have been paid.

                 (b) Withholding of Taxes. There has been withheld or collected from each payment made to each employee of Travel Systems the full amount of all taxes (including without limitation federal income taxes, Federal Insurance Contributions Act taxes and state and local income, payroll and wage taxes) required to be withheld or collected therefrom and the same have been paid to the proper tax depositories or collecting authorities.

         6. Stock of Travel Systems. The authorized capital stock of Travel Systems consists of 10 million shares of common stock, having a par value of $.01 per share each, of which 5,380,600 shares are issued and outstanding; and 400 shares of preferred stock, par value $100.00 per share, all of which are outstanding. All issued and outstanding shares are validly issued, fully paid and nonassessable, and such shares have been so issued in full compliance with all federal and state securities laws. There are no outstanding subscriptions, options, rights, warrants (except those described in Article VIII Section 3 below), convertible securities or other agreements or commitments obligating Travel Systems to issue or to transfer from treasury any additional shares of its capital stock of any class.

         7. Absence of Undisclosed Liabilities. Travel Systems does not have any debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in Travel Systems' balance sheet as of September 30, 1996, included in the financial statements referred to in Section 4 of this Article, except for (1) those that may have been incurred after the date of such balance sheet and which are either (a) incurred in the ordinary course of Travel Systems' business, or (b) disclosed in writing to Stevens, and
(2) those that are not required by generally accepted accounting principles to be included in the balance sheet. All debts, liabilities and obligations incurred after such date were incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate.

         8. Trademarks. All of the trademarks, service marks, logos and other identifying features of Travel Systems' business are owned exclusively by Travel Systems, free and clear of all liens, encumbrances, restrictions and adverse claims of any kind or nature.

         9. Phone Number. Travel Systems has the sole and exclusive rights to the telephone number 1-800-569-2473 in the United States of America, and such rights are free and clear of all liens, restrictions, limitations, adverse claims, demands and encumbrances, of every kind and nature, subject only to regulatory restrictions. Travel Systems is (and will, through the Effective Time, continue to be) in full compliance with all documents and agreements relating to its acquisition, ownership and/or utilization of such number.

         10. No Material Changes. From the date hereof until the Effective Time there shall be no material change in the assets, liabilities, business, or financial condition of Travel Systems, except as provided in the Interim Operating Agreement (as defined in Article XIII) and as except as otherwise provided or contemplated herein.

                                   ARTICLE VI

                     INDEMNIFICATION BY SELLING SHAREHOLDER

         1. Indemnification by the Selling Shareholder. Subject to the procedures and limitations set forth in this Article VI, the Selling Shareholder agrees to indemnify and save harmless Travel Systems and its agents and representatives from and against any and all Net Economic Loss (herein defined) incurred by Travel Systems or any of the other indemnified persons or entities arising after the Closing (defined below) out of (i) the breach of any representation or warranty made by the Selling Shareholder in this Agreement or in any instrument or documents required to be delivered by the Selling Shareholder to Travel Systems pursuant to this Agreement, (ii) the Selling Shareholder's failure to duly perform any covenant or agreement to be performed by it under this Agreement or under any instrument or document required to be delivered by the Selling Shareholder to Travel Systems pursuant to this Agreement, and (iii) any liabilities or obligations, contingent or otherwise, of Stevens which exist at the Effective Time and which are based upon any act, state of facts or condition which occurred or existed before the Effective Time, known or unknown, due or payable, except to the extent such liabilities and/or obligations are specifically assumed hereunder by Travel Systems.

         2. Net Economic Loss Defined. As used in this Agreement, the term "Net Economic Loss" means the amount of any loss, liability, damage, cost or expense (including reasonably attorneys' fees) incurred by Travel Systems or any of the other indemnified persons or entities arising out of the matters or circumstances referred to in Article VI, Section 1., hereof, less the amount of the economic benefit (if any) received by Travel Systems in connection with such loss, liability, damage, cost or expense (including without limitation benefits obtained under federal, state and local tax laws, amounts recovered under insurance policies net of deductibles and incidental expenses and premium increases resulting therefrom, recovery or potential recovery by setoffs or counterclaims, and other economic benefits). The amount of any such economic benefit received by Travel Systems after the calculation of Net Economic Loss shall be subtracted from any amount payable by the Selling Shareholder under this Article VI or shall be payable to the Selling Shareholder in reimbursement for amounts already paid by the Selling Shareholder under this Article. In determining the amount of such economic benefit, due consideration shall be given to, among other things, appropriate discount for timing factors.

         3.      Indemnity Claims by Travel Systems or Others.

                 (a) Notice of Claim. If any matter shall arise which, in the opinion of Travel Systems or any of the other indemnified persons or entities, constitutes or may give rise to a Net Economic Loss subject to indemnification by the Selling Shareholder as provided herein (an "Indemnity Claim"), Travel Systems shall give written notice (the "Notice of Claim") of such Indemnity Claim to the Selling Shareholder, setting forth the relevant facts and circumstances of each Indemnity Claim in reasonable detail and the amount of indemnity sought from the Selling Shareholder with respect thereto, and shall give continuing notice promptly thereafter as to developments coming to Travel Systems' attention materially affecting any matter relating to such Indemnity Claim.

                 (b) Mitigation of Loss. Travel Systems shall use reasonable efforts to mitigate its Net Economic Loss in connection with any Indemnity Claim, to the same extent as would a reasonable and prudent person to whom no indemnity were available. This Section VI.3(b) shall not apply with respect to a Third Party Claim (hereinafter defined) for which the Selling Shareholder did not elect to assume the defense as provided in the following subsection (c).

                 (c) Third Party Claims. If any Indemnity Claim is based upon any claim, demand, suit or action of any third party against Travel Systems or any of the other indemnified persons or entities or the Assets (a "Third Party Claim"), then Travel Systems, at the time it gives the Selling Shareholder the Notice of Claim with respect to such Third Party Claim shall offer to the Selling Shareholder the option to have the Selling Shareholder assume the defense of the Third Party Claim, which option may be exercised by the Selling Shareholder by written notice to Travel Systems within fifteen (15) days after Travel Systems gives written notice to the Selling Shareholder thereof. If the Selling Shareholder so exercises the option, then the Selling Shareholder shall at its own expense assume the defense of the Third Party Claim, shall upon the final determination thereof fully discharge at their own expense all liability of Travel Systems and the other indemnified persons and entities with respect to the Third Party Claim, and shall be entitled, in their sole discretion and at their sole expense but without any liability of Travel Systems or any of the other indemnified persons or entities therefor, to compromise or settle the Third Party Claim upon terms acceptable to the Selling Shareholder. From the time the Selling Shareholder so assumes such defense and while such defense is pursued diligently and in good faith, the Selling Shareholder shall have no further liability for attorneys' fees or other costs of defense thereafter incurred by Travel Systems and the other indemnified persons and entities in connection with such Third Party Claim. If the Selling Shareholder does not exercise the option to defend such Third Party Claim, then Travel Systems or any of the other indemnified persons or entities shall undertake to defend such Third Party Claim itself. Travel Systems and/or the other persons and entities indemnified hereunder shall conduct such defense as would a reasonable and prudent person to whom no indemnity were available, shall permit the Selling Shareholder (at the Selling Shareholder's expense) to participate in (but not control) such defense, and shall not settle or compromise such Third Party Claim without the Selling Shareholder's consent (but such consent shall not of itself establish the Selling Shareholder's indemnity liability therefor).

                                  ARTICLE VI-A

                       INDEMNIFICATION BY TRAVEL SYSTEMS

         1. Indemnification by the Travel Systems. Subject to the procedures and limitations set forth in this Article VI-A, Travel Systems agrees to indemnify and save harmless the Selling Shareholder and agents and representatives from and against any and all Net Economic Loss (herein defined) incurred by the Selling Shareholder or any of the other indemnified persons or entities arising after the Closing (defined below) out of (i) the breach of any representation or warranty made by Travel Systems in this Agreement or in any instrument or documents required to be delivered by Travel Systems to the Selling Shareholder pursuant to this Agreement, (ii) Travel Systems' failure to duly perform any covenant or agreement to be performed by it under this Agreement or under any instrument or document required to be delivered by Travel Systems to the Selling Shareholder pursuant to this Agreement, and
(iii) any liabilities or obligations, contingent or otherwise, of Travel Systems which exist at the Effective Time and which are based upon any act, state of facts or condition which occurred or existed before the Effective Time, known or unknown, due or payable, except to the extent such liabilities and/or obligations are specifically assumed hereunder by the Selling Shareholder.

         2. Net Economic Loss Defined. As used in this Agreement, the term "Net Economic Loss" means the amount of any loss, liability, damage, cost or expense (including reasonably attorneys' fees) incurred by the Selling Shareholder or any of the other indemnified persons or entities arising out of the matters or circumstances referred to in Article VI - A Section 1., hereof, less the amount of the economic benefit (if any) received by the Selling Shareholder in connection with such loss, liability, damage, cost or expense (including without limitation benefits obtained under federal, state and local tax laws, amounts recovered under insurance policies net of deductibles and incidental expenses and premium increases resulting therefrom, recovery or potential recovery by setoffs or counterclaims, and other economic benefits). The amount of any such economic benefit received by the Selling Shareholder after the calculation of Net Economic Loss shall be subtracted from any amount payable by Travel Systems under this Article VI-A or shall be payable to Travel Systems in reimbursement for amounts already paid by Travel Systems under this Article. In determining the amount of such economic benefit, due consideration shall be given to, among other things, appropriate discount for timing factors.

         3.      Indemnity Claims by the Selling Shareholder or Others.

                 (a) Notice of Claim. If any matter shall arise which, in the opinion of the Selling Shareholder or any of the other indemnified persons or entities, constitutes or may give rise to a Net Economic Loss subject to indemnification by Travel Systems as provided herein (an "Indemnity Claim"), the Selling Shareholder shall give written notice (the "Notice of Claim") of such Indemnity Claim to Travel Systems, setting forth the relevant facts and circumstances of each Indemnity Claim in reasonable detail and the amount of indemnity sought from Travel Systems with respect thereto, and shall give continuing notice promptly thereafter as to developments coming to the Selling Shareholder's attention materially affecting any matter relating to such Indemnity Claim.

                 (b) Mitigation of Loss. The Selling Shareholder shall use reasonable efforts to mitigate its Net Economic Loss in connection with any Indemnity Claim, to the same extent as would a reasonable and prudent person to whom no indemnity were available. This Section VI-A.3(b) shall not apply with respect to a Third Party Claim (hereinafter defined) for which Travel Systems did not elect to assume the defense as provided in the following subsection
(c).

                 (c) Third Party Claims. If any Indemnity Claim is based upon any claim, demand, suit or action of any third party against the Selling Shareholder or any of the other indemnified persons or entities or the Assets (a "Third Party Claim"), then the Selling Shareholder, at the time it gives Travel Systems the Notice of Claim with respect to such Third Party Claim shall offer to Travel

Systems the option to have Travel Systems assume the defense of the Third Party Claim, which option may be exercised by Travel Systems by written notice to the Selling Shareholder within fifteen (15) days after the Selling Shareholder gives written notice to Travel Systems thereof. If Travel Systems so exercises the option, then Travel Systems shall at its own expense assume the defense of the Third Party Claim, shall upon the final determination thereof fully discharge at their own expense all liability of the Selling Shareholder and the other indemnified persons and entities with respect to the Third Party Claim, and shall be entitled, in their sole discretion and at their sole expense but without any liability of the Selling Shareholder or any of the other indemnified persons or entities therefor, to compromise or settle the Third Party Claim upon terms acceptable to Travel Systems. From the time Travel Systems so assumes such defense and while such defense is pursued diligently and in good faith, Travel Systems shall have no further liability for attorneys' fees or other costs of defense thereafter incurred by the Selling Shareholder and the other indemnified persons and entities in connection with such Third Party Claim. If Travel Systems does not exercise the option to defend such Third Party Claim, then the Selling Shareholder or any of the other indemnified persons or entities shall undertake to defend such Third Party Claim itself. The Selling Shareholder and/or the other persons and entities indemnified hereunder shall conduct such defense as would a reasonable and prudent person to whom no indemnity were available, shall permit Travel Systems (at Travel Systems' expense) to participate in (but not control) such defense, and shall not settle or compromise such Third Party Claim without Travel Systems' consent (but such consent shall not of itself establish Travel Systems' indemnity liability therefor).

                                  ARTICLE VI-B

                         OTHER INDEMNITIES AND RELEASES

         1.      Former Shareholder Indemnity and Release; Note Holder Release.

                 (a) To induce Travel Systems to enter into this Agreement, the Selling Shareholder shall, at the Closing (defined below), cause those of its Members who are former shareholders of Stevens from whom the Selling Shareholder acquired the stock of Stevens to execute and deliver to Travel Systems an indemnity and release agreement in the form of Exhibit "C" hereto (the "Indemnity Agreement"). For purposes hereof, said former shareholders of Stevens consist of the following persons and entities: Steve Rohrlick; Sovova Beach, Inc.; Joe Elizondo; MOHS, Inc.; and WH/JSG L.L.C. (the "Former Shareholders).

                 (b) To induce Travel Systems to enter into this Agreement, the Selling Shareholder shall, at the Closing (defined below) cause all of the Note Holders of Stevens to execute and deliver to Travel Systems a release agreement in the form of Exhibit "D" hereto (the "Release Agreement"). For purposes hereof, the aforesaid Note Holders of Stevens consist of the following persons and entities: Western Horizons, Ltd.; MOHS, Inc.; Sovova Beach, Inc.; 800 Ways to Fly; Joan Robinson; and Howard Rohrlick (the "Note Holders").

                                  ARTICLE VII

                             CONDITIONS TO CLOSING

         1. Travel Systems' Obligations. The obligations of Travel Systems to consummate the Merger hereunder are subject to its satisfaction with respect to each of the following conditions:

                 (a) The representations and warranties of the Selling Shareholder set forth herein shall be true and correct in all material respects on the date hereof and at the Effective Time, and the Selling Shareholder shall have complied in all material respects with all covenants and agreements set forth herein to be performed by it, prior to the Effective Time or the Closing.

                 (b) On the date hereof until immediately prior to the Effective Time, no injunction, restraining order or other order of any federal or state court in the United States which prevents the consummation of the Merger shall be in effect and no litigation shall be pending seeking any such order.

                 (c) On the date hereof until immediately prior to the Effective Time, no statute, rule or regulation shall have been enacted by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger.

                 (d) The Former Shareholders shall have executed and delivered to Travel Systems the Indemnity Agreement.

                 (e) The Note Holders shall have executed and delivered to Travels Systems, the Release Agreement.

                 (f)      The IPO shall have occurred.

         2. Selling Shareholder's Obligations. The obligations of the Selling Shareholder to consummate the Merger hereunder are subject to its satisfaction with respect to each of the following conditions:

                 (a) The representations and warranties of Travel Systems set forth herein shall be true and correct in all material respects on the date hereof and at the Effective Time, and Travel Systems shall have complied in all material respects with all covenants and agreements set forth herein to be performed by Travel Systems prior to the Effective Time.

                 (b) On the date hereof and until immediately prior to the Effective Time no injunction, restraining order or other order of any federal or state court in the United States which prevents the consummation of the Merger shall be in effect and no litigation shall be pending seeking any such order.

                 (c) On the date hereof and until immediately prior to the Effective Time no statute, rule or regulation shall have been enacted by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger.

                 (d)      The IPO shall have occurred.

                                  ARTICLE VIII

                            COVENANTS OF THE PARTIES

         1. No Reg. S Offerings. Travel Systems agrees that none of its common stock shall be registered under the provisions of SEC Regulation S at any time that the Selling Shareholder is a holder of the common stock of Travel Systems acquired under the terms of this Agreement.

         2. Nonsolicitation. If Travel Systems does not register its common stock with the SEC and this Agreement terminates under the provisions of
Section 1(b) of Article IX hereof, then Travel Systems agrees that it shall not for a period of three years from March 31, 1997, use or disclose to any other person or entity any Trade Secrets of Stevens. For purposes hereof, "Trade Secrets" shall mean any information or material that is (a) confidential in nature, (b) not generally known in the industry, and (c) identified or marked as a Trade Secret by Stevens upon delivery thereof to Travel Systems.

         3.      Issuance of Warrants.

                 (i) At the Closing, Travel Systems shall issue to the Selling Shareholder 250,000 warrants for 250,000 shares of Travel Systems' common stock, which warrants shall not be registered with the SEC (except as otherwise provided in Subparagraph (ii) of this Section 3) and shall have the same exercise price and the same terms and conditions as the warrants to be sold to the public pursuant to the Registration Statement.

                 (ii) Travel Systems agrees that, at its sole cost and expense, Travel Systems shall file to register with the SEC all of the warrants issued to the Selling Shareholder under Article VIII, Section 3(i) above, within 180 days after the closing date of the

IPO, and shall diligently pursue to complete such registration as expeditiously as possible. If such filing is not made by Travel Systems within said 180-day period, Travel Systems shall immediately pay to the Selling Shareholder the sum of $100,000 and shall promptly file to register the aforesaid warrants with the SEC and diligently pursue to complete such registration as expeditiously as possible.

         4. Advance of Fees. Travel Systems hereby agrees to advance to the Company the sum of $100,000 for the payment of legal, accounting and other expenses incurred by the Company and/or the Selling Shareholder in connection with the transactions contemplated hereby, which sum shall be advanced as follows:

                          Payment Date                      Amount
                          ------------                      ------
                          May 30, 1997                      $50,000
                          June 13, 1997                     $50,000

                                   ARTICLE IX

                          TERMINATION AND ABANDONMENT

         1. General. Anything in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time as follows:

                 (a) Mutual Consent. By the mutual consent of the Constituent Corporations.

                 (b) IPO; Expiration Date. Travel Systems represents to the Selling Shareholder that Travel Systems currently plans to file a registration statement with the SEC on SEC Form SB-2 (the "Registration Statement") and it is anticipated that the effective date of the initial public offering (the "IPO") will occur no later than August 31, 1997 (the initial IPO price per Share is referred to herein as the "Initial IPO Price"). Notwithstanding any other provision to the contrary herein contained, the parties hereto agree and understand that, if the effective date of the IPO does not occur by August 31, 1997 (the "IPO Deadline"), then this Agreement shall automatically terminate and expire and no party shall have any liability whatsoever to the other party under this Agreement, other than to terminate the Escrow Agreement (defined below) and the Interim Operating Agreement in accordance with their respective terms.

         2. Expenses if Merger Terminated. Anything herein or elsewhere to the contrary notwithstanding, in the event of the termination of this Agreement under the provisions of this Article, each party hereto shall pay its own expenses, including, without limiting the generality of the foregoing, the fees and expenses of its agents, representatives, counsel, and accountants incidental to the preparation of this Agreement and all matters related thereto, and no party shall be liable to any other party for any expenses or damages incurred in connection with the Agreement or the termination thereof.

                                   ARTICLE X

                          CLOSING DATE AND PROCEDURES

         1. Closing Date. The consummation of the Merger contemplated hereby (the "Closing") shall be held at Stevens' executive offices in San Diego, California at 10:00 a.m. (local time) on or before the closing date of the IPO. The date on which the Closing occurs is referred to herein as the "Closing Date."

         2. Closing Procedures. On or immediately prior to the Closing Date, the parties hereto shall exchange applicable documents pursuant to the terms of this Agreement and as may be reasonably requested by any party hereto and shall cause to be executed, delivered, and, as reasonably promptly as possible, filed and recorded all instruments and shall cause all other acts to be done, as shall be required to make the Merger effective under the laws of the State of Delaware.

                                   ARTICLE XI

                               ESCROW PROCEDURES

         1. Escrow Provisions. Concurrently with the execution and delivery of this Agreement, the parties shall execute and deliver an escrow agreement in the form of Exhibit "F" attached hereto (the "Escrow Agreement"), pursuant to which (I) Travel Systems shall deliver to the escrow agent thereunder the following: (a) cash in the amount of $46,665.00 (the "Cash Deposit"); (b) a promissory note (the "Note") in the form of Exhibit "E" hereto from Travel Systems to the Selling Shareholder (which Note shall have an initial outstanding principal balance as calculated in Article XV below and be payable to the Selling Shareholder on the closing date of the IPO); (c) Security Agreement, Memorandum of Security Agreement and UCC-1 (Exhibit "G"), Telephone Transfer Documents (Exhibit "H"); and (d) certificates representing the shares of the authorized but previously unissued voting common stock of Travel Systems to be issued to the Selling Shareholder in the Merger; and (II) the Selling Shareholder shall deliver to the escrow agent serving under the Escrow Agreement all of the certificates representing the outstanding capital stock of Stevens, the Indemnity Agreement signed by all of the Former Shareholders, and the Release Agreement signed by all of the Note Holders. The aforesaid documents, agreements and certificates shall be executed by the party or parties tendering the same to the escrow agent, but such instruments shall be undated. The parties agree that the Cash Deposit, when disbursed from escrow to the Selling Shareholder, shall constitute the license fee due the Interim License Agreement between Travel Systems and Stevens.

         2. Escrow Agent. The escrow agent under the Escrow Agreement will be Mission Valley Escrow, with any and all escrow fees and expenses of such agent and its counsel to be shared equally by the Selling Shareholder and Travel Systems.

         3       Disbursement from Escrow.  At the Closing, the parties will cause the Escrow Agent to disburse the Note, the Security Agreement, UCC-1 and Memorandum of Service Mark Assignment and the certificates described above to the appropriate party or parties under the terms of this Agreement. The parties acknowledge that they have caused the Escrow Agent to disburse the Cash Deposit to the Selling Shareholder in accordance with this Agreement and the Escrow Agreement.

                                  ARTICLE XII

                               CONTINGENT SHARES

         1. Two Year Provision. If, on the second annual anniversary date of the Closing Date, the value of the Initial Travel Shares then held by the Selling Shareholder (or its members), together with the aggregate amount of cash and the fair market value of any assets or properties received by the Selling Shareholder (or its members) in connection with the sale of all or any of the Initial Travel Shares (at the then existing fair market value thereof) prior to the second annual anniversary of the Closing Date, is less than $2,571,429.00, then Travel Systems shall issue to the Selling Shareholder, on the second annual anniversary of the Closing Date, additional shares of Travel Systems' voting common stock, using the bid price of Travel Systems' stock on the second annual anniversary of the Closing Date (or, if such date is a Saturday, Sunday or Federal Holiday, the immediately preceding business day on which Travel Systems' stock shall have been traded); and an appropriate number of additional shares of Travel Systems' voting common stock shall be issued to the Selling Shareholder based upon such price in order to make-up any such deficiency (the "Additional Shares").

         2. 120-Day Estimate. The parties agree that not later than 120 days prior to the second annual anniversary date of the IPO, the parties will estimate the number of Additional Shares to be issued to the Selling Shareholder by Travel Systems under this Article, using the latest bid price of Travel Systems' stock. Within 90 days prior to such second anniversary date, Travel Systems will take whatever action is necessary to register the projected number of Additional Shares under the 1933 Act, by filing a registration statement with the SEC, it being the intent that, on the such anniversary date, the Additional Shares issued to the Selling Shareholder under this Article will be registered under the 1933 Act pursuant to a registration statement filed with the SEC and declared effective by the SEC on or before, or no later than 30 days after, such second anniversary date with the SEC or that such registration will be imminent. Travel Systems shall update its estimate of the Additional Shares to be issued, if any, at least 10 days prior to such second anniversary date.

         3. Transfer Restrictions. The Selling Shareholder hereby agrees that all of the Initial Travel Shares shall be subject to the following transfer restrictions (which restrictions shall be expressly set forth in a legend on each certificate representing all or any part of the Initial Travel Shares):

         (a) During the first 30-day period immediately following the closing date of the Merger (the "First Month"), all of the Initial Travel Shares shall be non-transferable;

         (b) During the consecutive 11-month period immediately following the expiration of the First Month (the "First Year"), the Selling Shareholder may sell, transfer or convey up to 4,546 Initial Travel Shares per month in bonafide arm's length transactions for cash only (and if, during any such month, the actual number of such shares sold, transferred or conveyed by the Selling Shareholder in less than 4,546, the difference thereof may be carried forward and added to the minimum number of Initial Travel Shares that may be sold by the Selling Shareholder in any subsequent month, without regard to the restrictions set forth herein);

         (c) During the consecutive 12-month period immediately following the expiration of the First Year (the Second Year"), the Selling Shareholder may sell, transfer or convey up to 20,833 Initial Travel Shares per month in bonafide arm's length transactions for cash only(and if, during any such month, the actual number of such shares sold, transferred or conveyed by the Selling Shareholder is less than 20,833, the difference thereof may be carried-forward and added to the minimum number of Initial Travel Shares that may be sold by the Selling Shareholder in any subsequent month, without regard to the restrictions set forth herein); and

         (d) There shall be no transfer restrictions imposed upon the Initial Travel Shares under the terms hereof after the expiration the Second Year.

Provided, however, that trades of common stock not effectuated on an exchange, shall not be subject to the limitations of this Article XII, Section 3, so long as such shares are subject to the limitations as set forth in the hands of the transferee of such shares. Provided, further, however, that the Selling Shareholder may exceed the volume transfer restrictions imposed under this

Section with, and only with, the prior written consent of the Travel Systems, which consent may not be reasonably withheld. The parties hereto, in determining the reasonableness of a consent, shall examine average daily trading volumes, and price fluctuations created by certain volume trades. Travel Systems shall use its best efforts to remove a legend from stock certificates to facilitate the expeditious sale of stock under this Article XIII, Section 3.



                                  ARTICLE XIII

                          INTERIM OPERATING AGREEMENT

         On the date hereof, the parties hereto shall enter into and deliver an interim operating agreement in the form of Exhibit "F-1" hereto, and certain related agreements specified therein, (the "Interim Operating Agreements"), pursuant to which Travel Systems shall operate the Business as therein provided.

                                  ARTICLE XIV

                              PUT OPTION AND RIGHT

         1. Put Option and Right. For a period of 120 days after the Closing Date (the "Option Period"), the Selling Shareholder shall have the option and right (the "Put Option") to require Travel Systems to purchase from the Selling Shareholder, and Travel Systems shall be obligated to purchase from the Selling Shareholder, the Put Assets described on Exhibit "G-1" hereto, subject only to the Put Liabilities described on said Exhibit "G-1" that arise after the effective date of the Interim Operating Agreements. If the Selling Shareholder elects to exercise the Put Option, the Selling Shareholder shall give written notice thereof ("Notice of Exercise") to Travel Systems prior to the expiration of the Option Period. Upon the timely giving of such notice as provided herein, Selling Shareholder shall be obligated to sell to Travel Systems, and Travel Systems shall be obligated to purchase from the Selling Shareholder, the Put Assets, subject only to the Put Liabilities that arise on or after the effective date of the Interim Operating Agreements, and otherwise free and clear of all liens and encumbrances of any kind or nature. The closing of the Put Option shall take place within 15 days after the Notice of Exercise and shall take place at the executive offices of Stevens (the "Closing Location"). At such closing, Travel Systems shall pay the entire purchase price of $50,000 (payable in cash by cashier's check or by wire transfer) for the Put Assets and the Selling Shareholder shall execute and deliver to Travel Systems a bill of sale and/or assignments for the Put Assets, in form and substance reasonably satisfactory to Travel Systems, together with the Put Assets, at the Closing Location. Travel Systems shall, at such closing, execute and deliver to the Selling Shareholder whatever documents or agreements may be necessary to evidence its assumption of the Put Liabilities, in form and substance reasonably satisfactory to the Selling Shareholder.

                                   ARTICLE XV

                 CALCULATION OF PROMISSORY NOTE; OFFSET RIGHTS

         The parties hereto agree and understand that the principal amount of the Note shall be calculated as follows: $1,653,335 less the sum of (y) and (z) where (y) is equal to the amount of the JSG Debt on the Closing Date and (z) is equal to the amount advanced by Travel Systems under the provision of Article VIII, Section 4 hereof (but the amount of (z) shall not under any circumstances exceed $75,000).

                                  ARTICLE XV-A

                                 MUTUAL RELEASE

         Effective as of May 30, 1997 (the date on which the agreement is executed and delivered by the parties), each party does hereby fully release, acquit and forever discharge each of the other parties hereto, including their respective successors and assigns, of and from any and all claims, demands, damages, actions, and causes of action, of any kind or nature whatsoever, arising from any breach, default, violation, or alleged breach, default, or violation, by any such other party or parties that occurred, or is alleged to have occurred, on or prior to May 30, 1997 and arising under or pursuant to this Agreement or the Original Agreement or any of the documents or agreements executed in connection therewith, including, without limitation, the Interim Operating Agreement. Without limiting the generality of the foregoing, Travel Systems releases the Selling Shareholder and the Company from all of the matters described in its letter dated February 28, 1997 to Mr. Steve Rohrlick, Chairman of the Board. The Joseph Stevens Group, INC., and the Selling Shareholder releases Travel Systems and the Company from all of the matters described in its letter of March 6, 1997 to Mr. Mark Mastrini, President, 800 Travel Systems, Inc.

                                  ARTICLE XVI

                                 MISCELLANEOUS

         1. Survival of Representations and Warranties. The warranties, representations, covenants and indemnities of the parties hereto shall survive for a period of 24 months after the Closing of the Merger and may survive such period only if a written claim alleging a breach or violation of any such warranty, representation, covenant or indemnity is given by an aggrieved party to the parties hereto before the expiration of such 24-month period.

         2. Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

         3. Waiver of Compliance. Any failure of any party hereto to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing to the other parties, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to any subsequent or other failure.

         4. Notices. Any notices or other communications required or permitted under this Agreement shall be sufficiently given if hand delivered or sent by first class certified mail, return receipt requested, or by facsimile, overnight courier or telegram, addressed as follows:

                                  800 Travel Systems, Inc.
                                  4802 Gunn Highway
                                  Suite 140
                                  Tampa, Florida  33624
                                  Facsimile No :  (813)908-0080

                                  With a copy to:
                                  Vincent, Berg, Stalzer & Menendez
                                  3399 Peachtree Road
                                  Suite 1400
                                  Atlanta, Georgia  30326
                                  Attn:  Thomas Stalzer, Esq.
                                  Facsimile No: 404-812-5699

                                  The Selling Shareholder/Stevens

                                  Messrs. Steven Rohrlick and Joe G. Elizondo
                                  5440 Morehouse Drive, Suite 2000
                                  San Diego, California  92121
                                  Facsimile Nos.:  (619) 459-4749
                                                   (619) 453-5713

                                  With a copy to:

                                  Richard Weintraub, Esq,
                                  Goode & Peterson, PLC
                                  4225 Executive Square, Suite 200
                                  La Jolla, California  92037-1483
                                  Facsimile No.:  (619) 550-3035

         5. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented by mutual written consent of the parties.

         6. Partial Invalidity. If any term, provision, section, sentence or paragraph of this Agreement shall be found to be invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain valid and enforceable to the fullest extent possible by law.

         7. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by any of the parties hereto without the prior written consent of the other parties.

         8. Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Delaware, both substantive and remedial, without giving effect to the principles of conflicts of law and choice of law thereof.

         9. Headings. The headings of the section and articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or be used in the interpretation of the language of this Agreement.

         10. Entire Agreement. This Agreement, including any documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         11. Attorneys' Fees. If a party commences or is made a party to an action or arbitration proceedings to enforce or interpret the terms of this Agreement, or to obtain a declaration of rights under this Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the other party all attorneys' fees, costs and expenses incurred in connection with such action or proceeding or any appeal or enforcement of such action or proceeding.

         12. Escrow Agreement. The parties agree forthwith to deposit this Agreement and the other documents executed in connection therewith with the Escrow Agent and to amend the Escrow Agreement as and to the extent necessary to comply with the terms hereof.

         IN WITNESS WHEREOF, each of the parties, hereto has caused this Agreement and Plan of Merger to be executed on the first date above written.

                                           "Stevens"

                                           THE JOSEPH STEVENS GROUP, INC.



                                           By:  /s/ Steve Rohrlick
                                                --------------------------
                                                President



                                           Attest:  /s/ Joe Elizondo
                                                    -------------------------
                                                              ,Secretary

                                           "Travel Systems"

                                           800 TRAVEL SYSTEMS, INC.



                                           By:  /s/ Mark Mastrini
                                                -----------------------------
                                                    Its: President



                                  Attest:
                                                            ,Secretary

                                  "Selling Shareholder"

                                           THE JOSEPH STEVENS GROUP, LLC


                                           By:  /s/ Steve Rohrlick
                                                -----------------------------
                                                Manager

                                  EXHIBIT "A"


         o The service mark 1-800 FLY 4 LESS, U.S. Department of Commerce, Patent and Trademark Office, Registration No. 1,662,796, Serial No. 74/108480 (the "Service Mark"); and

         o The telephone number 1-800-359-4537 (the "Number"), and related service marks, logos and other identifying features associated with the Service Mark and the Number.

         o       All miscellaneous office supplies.

                                  EXHIBIT "B"

           NOTE TO JOSEPH STEVENS GROUP, LLC AND ASSUMED LIABILITIES


                 Yellow Page, Radio and Lowfare map agreements; promissory note from The Joseph Stevens Group, Inc., payable to The Joseph Stevens Group, LLC dated on or about the date hereof and described more particularly in Exhibit "I" hereto.

                                 EXHIBIT "B-1"

                                    JSG NOTE

                                  EXHIBIT "C"

                        INDEMNITY AND RELEASE AGREEMENT

                                  EXHIBIT "D"

                               RELEASE AGREEMENT

                                  EXHIBIT "E"

                                PROMISSORY NOTE

                                  EXHIBIT "F"

                                ESCROW AGREEMENT

                                 EXHIBIT "F-1"

                          INTERIM OPERATING AGREEMENT

                                  EXHIBIT "G"

                   MEMORANDUM OF SECURITY AGREEMENT AND UCC-1

                                 EXHIBIT "G-1"

                                 THE PUT ASSETS


         2.      Telephone switch and equipment.

         2.      All AT&T computer equipment.

         4.      All Excell printers and all office furniture.

         5.      Master lease time clock system.

         6.      All miscellaneous office supplies and equipment.

         7. All manufacturer's and other warranties relating to any of the foregoing.


                              THE PUT LIABILITIES

         1. Financing and service arrangements for telephone switch and equipment described in Exhibit "G" to this Agreement -
                 Schedule 1 attached hereto.

         2.      Frontier long distance contract - Schedule 2 attached hereto.

         3.      San Diego building lease - Schedule 3 attached hereto.

         4.      Tokai copier lease - Schedule 4 attached hereto.

         5. All liabilities arising after the effective date of the Interim Operating Agreement under other leases relating to the "Put Assets."